Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	May 18, 2010

ALBEMARLE, N.C. – Uwharrie Capital Corp and its subsidiary banks, Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust reported growth in assets of $24.5 million, or 5.3%, from $461.8 million at March 31, 2009 to $486.3 million at March 31, 2010. Net loans held increased to $357.1 million from $333.6 million, up 7.1%, and deposits increased to $380.3 million from $362.4 million, up 4.9%.

Net income for the quarter ended March 31, 2010 was $539 thousand, a decrease from $905 thousand for the first quarter of 2009. Net income was down primarily because of the unprecedented revenue generated by mortgage banking activities in first quarter of last year. Net income available to common shareholders was $378 thousand at March 31, 2010, compared to $743 thousand at March 31, 2009. Net income available to common shareholders is net income less any dividends paid on preferred stock during the period.

Roger Dick, Chief Executive Officer, said, “We are pleased that we are in a position to be lending money in the communities we serve. We continue to focus on developing our existing relationships and are fortunate to be bringing in and taking care of new customers. This has allowed us to maintain sustainable asset growth and remain well-capitalized.”

Uwharrie Capital Corp offers a full range of financial solutions through its financial services companies including Bank of Stanly, Anson Bank & Trust, Cabarrus Bank & Trust, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling (704) 982-4415.

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NEWS RELEASE